Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Central European Media Enterprises Limited on Form S-8 of our report dated February 10, 2003 of Slovenska televizna spolocnost, s.r.o (the "Company"), appearing in Amendment No. 3 to the Annual Report on Form 10-K/A, of Central European Media Enterprises Limited for the year ended December 31, 2002.

Deloitte & Touche, spol. s.r.o.
Bratislava, Slovak Republic
5 December 2003